Contacts:	Veronica Garza Investor Relations (512) 683-6873

National Instruments Adjusts Revenue Guidance by 2 Percent for Q4 2008
Company Guides for Revenue Between $204 Million and $218 Million

AUSTIN, Texas – Dec. 4, 2008 – In today’s scheduled business update, National Instruments (Nasdaq: NATI) announced that its range for Q4 revenues will be below the company’s guidance given on Oct. 28th. The company now expects Q4 revenue to be between $204 million and $218 million, 2 percent lower than the previous expectation of between $208 million and $222 million. While the company’s year-over-year order growth through the end of November is in line with its previous expectations, the company is lowering guidance in response to the dramatic fall in the global Purchasing Managers’ Index (PMI) in November and in anticipation of a significant pause in business during the last week of December as a result of plans announced by many of its customers to extend their holiday shutdowns through the end of the year.

The company currently expects that Q4 GAAP fully diluted earnings per share (EPS) will be in the range of $0.29 to $0.37 per share, compared to the previous expectation of between $0.33 and $0.41 per share. The company also expects Q4 non-GAAP fully diluted EPS to be in the range of $0.35 to $0.43 per share, compared to the previous expectation of between $0.39 and $0.47 per share.

When comparing the company's guidance with NI GAAP and non-GAAP fully diluted EPS in Q4 2007 of $0.56 and $0.62, respectively, note that in Q4 last year, NI recognized an $18.3 million tax credit, which had the impact of increasing NI GAAP and non-GAAP EPS by $0.23.

As previously stated, for Q4 2008 the company expects year-over-year growth in total operating expenses to be between 3 percent and 6 percent, down from the 18 percent year-over-year growth the company saw in the first nine months of 2008.

In Q4 2008, the company expects the impact of stock-based compensation and the impact of the amortization of acquisition-related intangibles to be $0.06 per share. A reconciliation of the company’s Q4 2008 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this news release.

During October and November, the company repurchased 1,750,310 shares of its common stock at an average price of $22.85 per share.

National Instruments Lowers Revenue Guidance by 2 Percent for Q4 2008
Dec. 4, 2008

Non-GAAP Earnings Guidance

In addition to disclosing results determined in accordance with GAAP, NI discloses certain non-GAAP operating results that exclude certain charges. In this news release, the company has presented its guidance for Q4 2008, on a GAAP and non-GAAP basis. When presenting non-GAAP, the company includes a reconciliation of the non-GAAP guidance to the guidance under GAAP.

The economic substance behind management’s decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company’s business. In line with common industry practice and to help enable comparability with other technology companies, the company’s non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than NI, limiting the calculation’s usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company’s performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

Conference Call Information
Interested parties can listen to a conference call today, Dec. 4, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (888) 203-1112, confirmation code #4936617, from Dec. 4 at 7:00 p.m. CST through Dec. 11 at midnight CST.

National Instruments Lowers Revenue Guidance by 2 Percent for Q4 2008
Dec. 4, 2008

Forward-Looking Statements
This release contains “forward-looking statements,” including statements related to NI’s guidance for Q4 2008, including, revenue, total operating expenses, GAAP and non-GAAP diluted EPS, the estimated impact of stock-based compensation and acquisition-related intangibles and statements related to our anticipation of significant pause in business during the last week in December. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes or fluctuations in the global economy as a result of recent challenges the global credit and equity markets face, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents it files with the SEC for other risks associated with the company’s future performance.

About National Instruments
National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 5,000 employees and direct operations in more than 40 countries. For the past nine years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company’s investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

Reconciliation of GAAP diluted EPS guidance to non-GAAP diluted EPS for Q4 2008:

Q4 2008

Range of diluted GAAP net EPS	$0.29 - $0.37
Estimated stock-based compensation and amortization of acquired intangibles	$0.06

Range of diluted non-GAAP net EPS	$0.35 - $0.43

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